Exhibit (m)(3)

APPENDIX A TO DISTRIBUTION AND SERVICE PLAN

Fund	Class of Shares of Beneficial Interest	Distribution and Service Fee
FS Multi-Strategy Alternatives Fund	Class A Shares	0.25%
FS Managed Futures Fund	Class A Shares	0.25%
FS Global Macro Fund	Class A Shares	0.25%
FS Real Asset Fund	Class A Shares	0.25%
FS Long/Short Equity Fund	Class A Shares	0.25%
FS Market Neutral Fund	Class A Shares	0.25%
FS Event Driven Fund	Class A Shares	0.25%
FS Energy Total Return Fund	Class A Shares	0.25%

Agreed to and accepted as of November 20, 2019.

FS Series Trust

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President